Exhibit 99.1
MedAvail Reports First Quarter 2022 Financial Results
MISSISSAUGA, Ontario and PHOENIX, Ariz. – May 12, 2022 – MedAvail Holdings, Inc. (Nasdaq: MDVL) (“MedAvail”) a technology-enabled pharmacy company, today reported financial results for the three months ended March 31, 2022.
“I am proud of our team’s strong start to the year. We delivered robust sales growth in the first quarter and achieved a milestone in our Pharmacy Technology business with the completion of our integration with Epic, ” said Mark Doerr, Chief Executive Officer of MedAvail. “There is clear momentum and demand for our differentiated pharmacy technology solutions, and we are deliberately investing in our teams and business to drive this growth. We are excited for our path forward and the significant opportunity ahead, as we focus on execution of our expansion strategy with new and existing clinic partners and driving initiatives to deliver sustainable and profitable growth.”
Recent Operational Highlights
•Ended first quarter of 2022 with 92 MedCenter total net cumulative deployments, a 14% increase from the end of the fourth quarter of 2021
◦Ended first quarter of 2022 with 88 MedCenter total net dispensing deployments, a 29% increase from the end of the fourth quarter of 2021
•Achieved milestone with Epic integration and the availability of the MedCenter platform in the Epic App Orchard Gallery
•Completed rewrite of MedDispense software intended to enable greater flexibility and faster deployment of MedCenters
•Expanded partnership with IMA Medical Group to open SpotRx locations across the IMA network in Florida, including 17 additional and five de novo IMA medical centers
•Broadened partnership with Oak Street Health to add SpotRx locations in four de novo sites in Arizona
•Expanded partnership with Cano Health to open SpotRx locations in nine additional sites in Florida
•Important enhancement of leadership team with accomplished executives who bring directly relevant track records of success with the appointments of Steven Hess to Executive Vice President, General Manager of SpotRx; Bob McClune to Senior Vice President of Data and Analytics; and Matt Broome to Executive Vice President, Technology
First Quarter 2022 and Recent Financial Highlights
All comparisons, unless otherwise noted, are to the three months ended March 31, 2021.
•Total revenue increased 126% to $9.1 million
•Total revenue by segment
◦Retail Pharmacy Services revenue increased 159% to $8.8 million
◦Pharmacy Technology revenue decreased 56% to $0.3 million
•Net operating loss was $12.8 million compared to $9.7 million
•Adjusted EBITDA loss of $11.8 million compared to $8.9 million

•The Company completed its first closing of a private placement for the sale of common stock, together with the issuance of warrants to purchase common stock. The first closing of this private placement was on April 4, 2022, that yielded gross proceeds of approximately $40 million. The second closing is expected to subsequently follow on July 1, 2022, following the satisfaction or waiver of the conditions to closing, and yield approximately $10 million in gross proceeds. If all warrants that are sold and issued following the completion of these closings are fully exercised, the Company would receive additional gross proceeds of approximately $29 million.
Conference Call
MedAvail will host a conference call at 1:30 p.m. PT / 4:30 p.m. ET on Thursday, May 12, 2022, to discuss its first quarter 2022 financial results. A webcast of the conference call can be accessed at https://investors.medavail.com. The webcast will be archived and available for replay for at least 90 days after the event.
Definition of Key Metrics
Dispensing Deployments
We define dispensing deployments as sites that are live, that is, have payer network acceptance, pharmacy board approvals and trained clinical staff or clinical account managers. Moreover, we work closely with the state boards of pharmacy and our clinic partners to reduce the time to progress from deployment to becoming dispensing deployments, which generally ranges from 4 to 12 weeks.
Net Cumulative Deployments
Net cumulative deployments includes dispensing deployments and installed not yet dispensing deployments, but excludes decommissioned clinics, pilots and demo sites.
About MedAvail
MedAvail Holdings, Inc. (NASDAQ: MDVL) is a technology-enabled pharmacy organization, providing turnkey in-clinic pharmacy services through its proprietary robotic dispensing platform, the MedAvail MedCenter, and home delivery operations, to Medicare clinics. MedAvail helps patients to optimize drug adherence, resulting in better health outcomes. Learn more at www.medavail.com.
Non-GAAP Financial Measures
MedAvail refers to certain financial measures that are not recognized under U.S. generally accepted accounting principles ("GAAP") in this press release, including adjusted EBITDA. See the schedules to this press release for additional information and reconciliations of such non-GAAP financial measures.
Forward Looking Statements
Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "should," "would," "plan," "predict," "potential," "seem," "seek," "future," "outlook," "project," and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding MedAvail's business strategy and market opportunity; potential future revenue projections and expectations for growth and profitability; customer demand and expansion plans; margin improvement; improvements in deployment efficiency and speed; anticipated proceeds from private offerings; and customer partnerships. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of MedAvail's management and are not predictions of actual performance. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including but not limited to risks discussed under the heading "Risk Factors" in MedAvail’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on March 29, 2022, and other filings MedAvail makes with the SEC in the future. Additional information is also set forth in MedAvail’s Annual Report on Form 10-K for the year ended December 31, 2021, and other filings MedAvail makes with the SEC in the future. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. These forward-looking statements speak only as of the date hereof and MedAvail specifically disclaims any obligation to update these forward-looking statements.

Contacts:
Investor Relations
Caroline Paul
Gilmartin Group
ir@medavail.com
SOURCE MedAvail Holdings, Inc.

MEDAVAIL HOLDINGS, INC.
Consolidated Condensed Statements of Operations
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2022	2021 (1)
Revenue:
Pharmacy and hardware revenue	$9,014	$3,781
Service revenue	100	246
Total revenue	9,114	4,027
Cost of products sold and services:
Pharmacy and hardware cost of products sold	8,563	3,526
Service costs	50	181
Total cost of products sold and services	8,613	3,707
Operating expenses:
Pharmacy operations	3,929	2,593
General and administrative	6,535	5,676
Selling and marketing	2,313	1,534
Research and development	493	168
Merger expenses	—	—
Total operating expense	13,270	9,971
Operating loss	(12,769)	(9,651)
Other gain (loss), net	—	161
Interest income	1	40
Interest expense	(254)	(2)
Loss before income taxes	(13,022)	(9,452)
Income tax expense	—	—
Net loss and comprehensive loss	$(13,022)	$(9,452)
(1) Certain activity was reclassified to be consistent with the current presentation, see comparative tables that follow.

MEDAVAIL HOLDINGS, INC.
Operating Expense Reclassifications
(in thousands)
(Unaudited)

	Three Months Ended March 31, 2021
	Current presentation	As previously reported	Change
Pharmacy operations	$2,593	$1,911	$682
General and administrative	5,676	6,515	(839)
Selling and marketing	1,534	1,377	157
	$9,803	$9,803	$—

MEDAVAIL HOLDINGS, INC.
Consolidated Condensed Balance Sheets
(in thousands, except share and per share amounts)

	March 31,	December 31,
	2022	2021

Assets
Current assets:
Cash and cash equivalents	$5,274	$19,689
Restricted cash	676	400
Accounts receivable (net of allowance for doubtful accounts of $96 thousand for March 31, 2022, $66 thousand for December 31, 2021)	1,748	1,189
Inventories	5,088	3,916
Prepaid expenses and other current assets	3,105	2,191
Total current assets	15,891	27,385
Property, plant and equipment, net	6,175	5,692
Intangible assets, net	2,765	2,300
Right-of-use assets	2,628	2,538
Other assets	233	228
Total assets	$27,692	$38,143
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$8,527	$6,740
Deferred revenue	107	83
Current portion of lease obligations	733	682
Total current liabilities	9,367	7,505
Long-term debt, net	9,608	9,538
Long-term portion of lease obligations	2,102	2,027
Total liabilities	21,077	19,070
Commitments and contingencies
Stockholders' deficit:
Common shares ($0.001 par value, 100,000,000 shares authorized, 32,908,922 and 32,902,048 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively)	33	33
Warrants	1,373	1,373
Additional paid-in-capital	217,249	216,685
Accumulated other comprehensive loss	(6,928)	(6,928)
Accumulated deficit	(205,112)	(192,090)
Total stockholders' equity	6,615	19,073
Total liabilities and stockholders' equity	$27,692	$38,143

MEDAVAIL HOLDINGS, INC.
Supplemental Financial Information - Segments
(in thousands)
(Unaudited)

	Retail Pharmacy Services	Pharmacy Technology	Total
Three Months Ended March 31, 2022
Revenue:
Pharmacy and hardware revenue:
Retail pharmacy revenue	$8,849	$—	$8,849
Hardware	—	56	56
Subscription	—	109	109
Total pharmacy and hardware revenue	8,849	165	9,014
Service revenue:
Software integration	—	—	—
Software	—	48	48
Maintenance and support	—	32	32
Installation	—	6	6
Professional services and other	—	14	14
Total service revenue	—	100	100
Total revenue	8,849	265	9,114
Cost of products sold and services	8,482	131	8,613
Segment gross profit	$367	$134	$501

	Retail Pharmacy Services	Pharmacy Technology	Total
Three Months Ended March 31, 2021
Revenue:
Pharmacy and hardware revenue:
Retail pharmacy revenue	$3,418	$—	$3,418
Hardware	—	241	241
Subscription	—	122	122
Total pharmacy and hardware revenue	3,418	363	3,781
Service revenue:
Software integration	—	—	—
Software	—	33	33
Maintenance and support	—	31	31
Installation	—	16	16
Professional services and other	—	166	166
Total service revenue	—	246	246
Total revenue	3,418	609	4,027
Cost of products sold and services	3,329	378	3,707
Segment gross profit	$89	$231	$320

Non-GAAP Financial Measures
To supplement our consolidated condensed financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: EBITDA, and adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
We define Adjusted EBITDA for a particular period as net (loss) income before interest, taxes, depreciation and amortization, and as further adjusted for non-recurring revenue from stock-based compensation expense.
We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results, like one-time transaction costs related to the reverse merger. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance and liquidity as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.
There are a number of limitations related to the use of non-GAAP financial measures. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.

MEDAVAIL HOLDINGS, INC.
Unaudited Reconciliation of GAAP to Non-GAAP Measures
(in thousands)

	Three Months Ended March 31,
	2022	2021
Net loss	$(13,022)	$(9,452)
Adjustments to calculate EBITDA:
Interest income	(1)	(40)
Interest expense	254	2
Income tax expense	—	—
Depreciation and amortization (1)	432	340
EBITDA	$(12,337)	$(9,150)
Adjustments as follows:
Share-based compensation expense	564	260
Adjusted EBITDA	$(11,773)	$(8,890)
(1) Excludes $166 thousand and $162 thousand in operating lease amortization for the three months ended March 31, 2022, and 2021, respectively.